Exhibit (b)(2)

July 14, 2014

EnPro Industries, Inc.

5605 Carnegie Boulevard

Charlotte, NC 28209

Re:	$300,000,000 Amended and Restated Senior Secured Credit Facility

Ladies and Gentlemen:

Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for an amended and restated senior secured credit facility in the amount of up to $300 million (the “Senior Credit Facility”) to EnPro Industries, Inc., a North Carolina corporation (the “Parent Borrower”), Coltec Industries, Inc., a Pennsylvania corporation (“Coltec,” which will be designated as the “Borrower Representative” (or equivalent) in the loan documentation for the Senior Credit Facility, with authority to act on behalf of the Borrowers in connection with the Senior Credit Facility; collectively with the Parent Borrower, “you”), and potentially one or more other domestic wholly owned subsidiaries of the Parent Borrower to be agreed (each a “Borrower” and together with the Parent Borrower and Coltec, the “Borrowers”), and Bank of America is pleased to offer its commitment to lend up to $120 million of the Senior Credit Facility, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) is pleased to advise you of its willingness, as joint lead arranger for the Senior Credit Facility together with the Additional Arrangers (in such capacities, the “Lead Arrangers”), to use commercially reasonable efforts to form a syndicate of financial institutions (including Bank of America) (collectively, the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.

Bank of America will act as sole Administrative Agent for the Senior Credit Facility and MLPFS will act as sole bookrunner for the Senior Credit Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded without our prior written approval; provided, that it is understood and agreed that you may, with MLPFS’s consent in each case, appoint one or more additional financial institutions as “right” side joint lead arrangers (any such person, an “Additional Arranger”). It is understood and agreed that MLPFS shall have the “left” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including sole selling role in respect of the Senior Credit Facility.

The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and MLPFS: (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of the Parent Borrower and its subsidiaries in scope and with results satisfactory to us in our sole and absolute discretion; (b) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America and the Lead Arrangers and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (c) prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Parent Borrower or any of its subsidiaries other than senior notes of up to $300 million that is proposed to close concurrent with the Senior Credit Facility; (d) the good-faith negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise satisfactory to Bank of America and

MLPFS; (e) no material adverse change in or material disruption of conditions in the market for syndicated bank credit facilities or the financial, banking or capital markets generally shall have occurred that, in the judgment of Bank of America and MLPFS, would impair the syndication of the Senior Credit Facility; (f) no change, occurrence or development (other than matters disclosed in the SEC filings of the Parent Borrower prior to the date hereof) shall have occurred or become known to Bank of America or MLPFS since December 31, 2013 that has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Summary of Terms); and (g) commitments shall have been received from Lenders for the remaining $180 million of the Senior Credit Facility on the terms and conditions referred to herein and in the Summary of Terms.

MLPFS intends to commence syndication of the Senior Credit Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist the Lead Arrangers in achieving a syndication of the Senior Credit Facility that is satisfactory to the Lead Arrangers and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America, the Lead Arrangers and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and the Lead Arrangers to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking relationships and (d) otherwise assisting Bank of America and the Lead Arrangers in their syndication efforts, including by making your officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Parent Borrower and its subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.

You represent, warrant and covenant that (a) all financial projections concerning the Parent Borrower and its subsidiaries that have been or are hereafter made available to Bank of America, the Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all written Information, other than Projections, which has been or is hereafter made available to Bank of America, the Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects taken as a whole and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. You make no representations or warranties concerning the Projections or forward-looking statements included in the Information except for the representations and warranties in clause (a) of the immediately preceding sentence. You agree to use commercially reasonable efforts to furnish us with further and supplemental information from time to time until the date of effectiveness of the definitive documents for the Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such

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representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and the Lead Arrangers are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) the Lead Arrangers and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Parent Borrower or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arrangers and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Senior Credit Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Senior Credit Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then MLPFS and Bank of America will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to MLPFS and the Administrative Agent, and upon prior written notice to you of any such engagement of special and local counsel to the Lenders retained by MLPFS or the Administrative Agent, and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless Bank of America, each Lead Arranger, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors, other representatives and successors and assigns (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of

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or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and the Lead Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or such Lead Arranger, as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America and the Lead Arrangers or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and the Lead Arrangers are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, any Lead Arranger or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial

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transactions between you and your affiliates, on the one hand, and Bank of America and each other Lead Arranger on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and each other Lead Arranger each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor any other Lead Arranger has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and each other Lead Arranger and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and each other Lead Arranger have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and any other Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America and MLPFS hereunder.

This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic format (such as by email in “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America or any Lead Arranger in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and MLPFS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of MLPFS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Parent Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 5:00 p.m. (Eastern time) on July 15, 2014 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile or other

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electronic transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on September 30, 2014 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date. In consideration of the time and resources that MLPFS and Bank of America will devote to the Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Parent Borrower and its subsidiaries. The obligations of the Parent Borrower and Coltec hereunder are joint and several.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.

By:	/s/ Christopher Wozniak
	Name:	Christopher Wozniak
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Tugwell
	Name:	Matthew Tugwell
	Title:	Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN: ENPRO INDUSTRIES, INC., a North Carolina corporation

By:	/s/ Alexander W. Pease
	Name:	Alexander W. Pease
	Title:	Chief Financial Officer

COLTEC INDUSTRIES, INC., a Pennsylvania corporation

By:	/s/ Alexander W. Pease
	Name:	Alexander W. Pease
	Title:	Chief Financial Officer

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

ENPRO INDUSTRIES, INC.

$300 MILLION AMENDED AND RESTATED SENIOR CREDIT FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWERS:

EnPro Industries, Inc., a North Carolina corporation (the “Parent Borrower”), Coltec Industries Inc., a Pennsylvania corporation (“Coltec”) and, potentially, one or more other domestic wholly owned subsidiaries of the Parent Borrower now or hereafter identified (each a “Borrower” and together with the Parent Borrower and Coltec, the “Borrowers”). Coltec will be designated as the “Borrower Representative” (or equivalent) in the loan documentation for the Senior Credit Facility, with authority to make draw requests, give notices and otherwise act on behalf of the Borrowers in connection with the Senior Credit Facility.

GUARANTORS:

The Senior Credit Facility and obligations under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect domestic subsidiary of the Parent Borrower (collectively, the “Guarantors”). Notwithstanding the foregoing, neither Garlock Sealing Technologies, LLC, a North Carolina limited liability company (“Garlock Sealing”) nor Garrison Litigation Management Group, Ltd., a North Carolina corporation (“Garrison”), and their direct and indirect subsidiaries, will be Guarantors unless and until any such entity becomes a consolidated subsidiary of the Parent Borrower. In addition, each Borrower will guarantee, on a joint and several basis, the Senior Credit Facility and obligations of all subsidiaries of the Parent Borrower under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof). All guarantees will be guarantees of payment and not of collection.

Notwithstanding anything contained herein to the contrary, no Guarantor or Borrower shall be required to guarantee any swap obligations if, and to the extent that, such swap obligations are or become illegal under the Commodity Exchange Act with respect to such Guarantor or Borrower (determined after giving effect to any keepwell or other support for the benefit of such Guarantor or Borrower).

ADMINISTRATIVE AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

LEAD ARRANGERS AND SOLE BOOKRUNNER:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), and such other joint lead arrangers as are appointed in accordance with the Commitment Letter, will act as joint lead arrangers (the “Lead Arrangers”). MLPFS will act as sole bookrunner.

LENDERS:

A syndicate of financial institutions (including Bank of America) arranged by the Lead Arrangers, which institutions shall be acceptable to the Parent Borrower and the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITY:

An amendment and restatement of the existing senior credit facility of the Borrowers and the Guarantors for a $300 million five (5) year revolving credit facility (the “Senior Credit Facility”), which will include a $30 million sublimit for the issuance of standby letters of credit (each a “Letter of Credit”) and a $15 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

SWINGLINE OPTION:

Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $15 million and in minimum amounts of $100,000. The Swingline Loans will be made available in U.S. dollars only.

MULTICURRENCY OPTION:	Multicurrency Letters of Credit under the Senior Credit Facility will be available in readily available and freely transferable and convertible currencies to be determined.

All unreimbursed Letter of Credit draws to be funded by the Lenders will be immediately due and payable in U.S. dollars and the amount of any unpaid drawing denominated in a currency other than U.S. dollars will be redenominated into U.S. dollars.

In the case of Letters of Credit denominated in foreign currencies, Bank of America will at periodic intervals, and may, at its discretion, at other times, recalculate the aggregate exposure under such Letters of Credit denominated in foreign currencies and outstanding under the Senior Credit Facility at any time to account for fluctuations in exchange rates affecting the currencies in which any such non-U.S. dollar Letters of Credit are denominated. All calculations by Bank of America of foreign currency equivalents will be based on its spot foreign exchange rates. If, as a result of any such recalculation, the aggregate exposure in respect of Letters of Credit outstanding under the Revolving Credit Facility exceeds an amount equal to 105% of the sublimit of $30 million for Letters of Credit, the Borrowers will cash collateralize Letters of Credit in the amount necessary to eliminate such excess.

INCREASE OPTION:

The Senior Credit Facility will include a provision permitting the Borrowers from time to time to increase the Senior Credit Facility (either by increasing the amount of the revolving credit facility and/or adding a term loan facility) by an aggregate amount of up to $200 million with additional commitments from Lenders or new commitments from financial institutions acceptable to the Parent Borrower and the Administrative Agent in its reasonable discretion, provided, that (i) no default or event of default shall exist at the time of any such increase and (ii) no Lender shall be obligated to participate in such increase by increasing its own commitment amount, which decision shall be made in the sole discretion of each Lender and (iii) such increase shall be subject to other customary terms and conditions to be set forth in the definitive documentation.

CLOSING DATE:	The execution of definitive loan documentation, to occur on or before September 30, 2014 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

PURPOSE:

The proceeds of the Senior Credit Facility (i) shall be used for working capital, capital expenditures, and other lawful corporate purposes (including permitted acquisitions) and (ii) may be used to refinance certain existing indebtedness and to repurchase and repay convertible notes of the Parent Borrower due 2015, and in each case to pay costs and expenses relating thereto.

MATURITY:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the Maturity Date.

“Maturity Date” shall mean the date that is five (5) years after the Closing Date.

AVAILABILITY:

Loans under the Senior Credit Facility may be made on a revolving basis up to the full amount of the Senior Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

The Borrowers may prepay the Senior Credit Facility in whole or ‘n part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of the commitments under the Senior Credit Facility may be irrevocably reduced or terminated by the Borrowers at any time without penalty.

SECURITY:

The Borrowers and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:

(a)

All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future consolidated subsidiaries (excluding Garlock Sealing and Garrison and their direct and indirect subsidiaries so long as such entities are not required to be Guarantors, and limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary).

(b)

Substantially all of the present and future property and assets, real and personal, of each Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, certain owned real estate and related fixtures currently mortgaged and pledged to secure the existing senior credit facility, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(c)	All proceeds and products of the property and assets described in clauses (a) and (b) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facility and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

CONDITIONS PRECEDENT TO CLOSING:

The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:

(i)

The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility (including without limitation such subordination agreements as may be required by the Administrative Agent and the Lenders); provided, that the existing subordination agreements, dated April 26, 2006, related to the intercompany notes owed to Garlock Sealing as subordinated lender (the “Existing Subordination Agreements”) shall remain as in effect as of the date of the Commitment Letter) satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders.

(ii)	All filings, recordations and searches necessary or desirable in connection with the liens and security interests referred to above under Security shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any surveys, title insurance, landlord waivers and access letters requested by the Administrative Agent with respect to real property interests of the Parent Borrower and its subsidiaries shall have been obtained. The Lenders shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Parent Borrower and its subsidiaries; and the Lenders shall have received endorsements naming the Administrative Agent, on behalf of the holders of the obligations, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Parent Borrower and its subsidiaries forming part of the Lenders’ collateral described under the section entitled “Security” set forth above.

(iii)

The Lenders shall have received (A) satisfactory opinions of counsel to the Borrowers and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (B) satisfactory evidence that the Administrative Agent (on behalf of the holders of the obligations) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in such capital stock and in the other collateral referred to under the section entitled “Security” set forth above.

(iv)

There shall not have occurred since December 31, 2013 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect (it being understood that any matters disclosed in the Parent Borrower’s SEC filings prior to the date of the Commitment Letter shall not be deemed to breach this condition or the condition in clause (v)). “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or condition (financial or otherwise) of the Parent Borrower and its subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of any Borrower or any Guarantor having more than $5 million in assets to perform its obligations under any loan documentation to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor having more than $5 million in assets of any loan documentation to which it is a party.

(v)

The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Parent Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(vi)

The Lenders shall have completed a due diligence investigation of the Parent Borrower and its subsidiaries in scope, and with results, satisfactory to the Lenders and shall have been given such access to the management, records, books of account, contracts and properties of the Parent Borrower and its subsidiaries and shall have received such financial, business and other information regarding each of the foregoing persons and businesses as they shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees, the annual (or other audited) financial statements of the Parent Borrower and its consolidated subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, interim financial statements of the Parent Borrower and its consolidated subsidiaries dated the end of the most recent fiscal quarter for which financial statements are available, pro forma financial statements and year-by-year projections through the end of the Parent Borrower’s fiscal year ending December 31, 2019 and no changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders, regarding the Parent Borrower or its subsidiaries or the transactions contemplated hereby after the date such due diligence investigation has been completed that (A) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (B) materially and adversely affects the Senior Credit Facility or any other aspect of the transactions contemplated hereby.

(vii)

All accrued fees and all reasonable, out-of-pocket expenses of the Lead Arranger, the Administrative Agent and the Lenders (including the reasonable fees and out-of-pocket expenses of counsel (including any local counsel) for the Administrative Agent) shall have been paid.

CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:

Usual and customary for transactions of this type, including, without limitation, the following: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects, except to the extent such representation or warranty is already subject to a materiality qualifier in which case it shall be true and correct in all respects, as of the date of such extension of credit (other than those made as of a specified date, which shall be true and correct as of such date); (ii) no default or event of default under the Senior Credit Facility shall have occurred and be continuing, or would result from such extension of credit; and (iii) in the case of a multicurrency Letter of Credit, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it impracticable for such Letter of Credit to be denominated in the relevant currency.

REPRESENTATIONS AND WARRANTIES:

Usual and customary for transactions of this type (and similar in scope and content to the representations under the Parent Borrower’s existing credit agreement), including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect; (vi) no litigation, other than certain disclosed litigation to be agreed or litigation that does not have a Material Adverse Effect; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) anti-terrorism matters; (xxi) collateral documents; (xxii) accounts; (xxiii) surety obligations; (xxiv) brokers; (xxv) burdensome contracts; (xxvi) leases; (xxvii) labor matters; (xxviii) trade relations, (xxix) payable practices and (xxx) OFAC and FCPA.

COVENANTS:	Usual and customary for transactions of this type, including, without limitation, the following:

(a)

Affirmative Covenants—(i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, and material change in accounting or financial reporting practices); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) commercially reasonable efforts to obtain landlord and storage agreements; (xiv) further assurances; (xv) compliance with terms of leaseholds and (xvi) subordination to the Senior Credit Facility at all times of the intercompany indebtedness owing to Garlock Sealing pursuant to the terms of the Existing Subordination Agreements.

(b)

Negative Covenants—Restrictions on (i) liens; (ii) indebtedness (including guarantees and other contingent obligations and to permit additional unsecured indebtedness so long as after giving pro forma effect to such indebtedness, the Consolidated Total Net Leverage Ratio is at least 0.25 less than the applicable Consolidated Total Net Leverage Ratio financial covenant); (iii) investments (including loans and advances, with exceptions for permitted acquisitions to be agreed, and with such permitted acquisition limitations to include a requirement for minimum liquidity TBD); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions and prepayments of certain other indebtedness (which shall include, among other things, (A) principal payments on intercompany indebtedness owing to Garlock Sealing and (B) any payment or contribution in connection with the bankruptcy proceedings of Garlock Sealing made for the purposes of obtaining the benefit of a claims injunction under 11 U.S.C. §524(g)(1) and (4) and which shall exclude, among other things to be mutually agreed, the Parent Borrower’s 3.9375% convertible senior debentures due 2015); (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; (xiii) changes in accounting policies, fiscal year or reporting practices; (xiv) modification or termination of documents related to certain indebtedness; (xv) subsidiary matters; (xvi) tax consolidation; (xvii) hedging agreements; (xviii) compromise for claims; (xix) anti-terrorism matters; and (xx) dormant subsidiaries, in each case with such exceptions as may be agreed upon in the loan documentation.

(c)	Financial Covenants:

•	Maximum Consolidated Total Net Leverage Ratio (with financial definitions to be agreed upon, and with total debt to exclude the intercompany indebtedness owing to

Garlock Sealing and to be net of domestic unrestricted cash of up to (i) $100 million for any calculation made as of a date that is prior to the first anniversary of the Closing Date and (ii) $75 million for any calculation made as of the first anniversary of the Closing Date or any date thereafter) of not more than 4.0 to 1.0.

•	Minimum Consolidated Interest Coverage Ratio (to be defined as EBITDA/cash interest expense) of at least 2.5 to 1.0.

EVENTS OF DEFAULT:

Usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment in the required currency of principal, interest, fees or other amounts (with a two (2) business day grace period for payments other than payments of principal); (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iv) cross-default to other indebtedness in an aggregate amount exceeding $30 million (but excluding any default for failure to comply with the terms of the intercompany indebtedness owing to Garlock Sealing if such compliance is prohibited by the Existing Subordination Agreements); (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an aggregate amount exceeding $30 million and nonmonetary judgment defaults that would have a Material Adverse Effect; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) subordination and (xi) change of control.

ASSIGNMENTS AND PARTICIPATIONS:

Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Senior Credit Facility in a minimum amount equal to $5 million.

Consents: The consent of the Parent Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Senior Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Parent Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or all or substantially all of the value of the guaranties of the Borrowers’ obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the release of all or substantially all of the collateral securing the Senior Credit Facility and (ii) the release of all or substantially all of the Guarantors and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or scheduled commitment reductions or times for payment.

INDEMNIFICATION:

The Borrowers will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and reasonable, out-of-pocket expenses arising out of or relating to the Senior Credit Facility, the Borrowers’ use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, excluding as a result of the gross negligence or willful misconduct of such indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

OTHER:

This Summary of Terms is intended only as an outline of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive documentation for the Senior Credit Facility contemplated hereby. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy, yield protection and lender replacement provisions.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:

The interest rates per annum applicable to the Senior Credit Facility (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrowers, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) one month LIBOR plus 1.00%) plus the Applicable Margin. “Applicable Margin” means a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Consolidated Total Leverage Ratio of the Parent Borrower (with total debt to exclude the intercompany indebtedness owing to Garlock Sealing but without netting any cash); provided, however, the initial Applicable Margin shall be 2.00% for LIBOR Loans and 1.00% for Base Rate Loans. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Senior Credit Facility.

The Borrowers may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

COMMITMENT FEE:

Commencing on the Closing Date, a commitment fee in a percentage per annum to be determined in accordance with the pricing grid set forth below, based on the Consolidated Total Leverage Ratio of the Parent Borrower (with total debt to exclude the intercompany indebtedness owing to Garlock Sealing but without netting any cash), shall be payable on the actual daily unused portions of the Senior Credit Facility. Notwithstanding the foregoing, on the Closing Date such commitment fee shall be equal to 0.25%. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Senior Credit Facility for purposes of this calculation.

LETTER OF CREDIT FEES:

Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Senior Credit Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Senior Credit Facility. In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount to be mutually agreed.

PRICING GRID

Pricing Level	Consolidated Total Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	>3.75:1.0	2.25%	1.25%	0.30%
II	>2.00:1.0 but < 3.75:1.0	2.00%	1.00%	0.25%
III	<2.00:1.0	1.75%	0.75%	0.20%

CALCULATION OF INTEREST AND FEES:

Other than calculations in respect of interest at the Base Rate prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:

The Borrowers will pay all reasonable, out of pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and its affiliates, regardless of whether or not the Senior Credit Facility is closed. The Borrowers will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

2

[Fifth Third Bank logo]

Form of Commitment Letter

July 29, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street, 14th Floor

Charlotte, NC 28255

Email: claire.biernacki@baml.com

Fax: 980.233.7472

Ladies and Gentlemen:

We refer to the Summary of Terms and Conditions for EnPro Industries (the “Borrower”) posted to SyndTrak as of July 2014. We are pleased to commit $100,000,000 to the $300,000,000 Senior Secured Revolver as referenced in the Summary of Terms and Conditions. We understand that final allocations will be at the discretion of Bank of America Merrill Lynch and the Borrower, and that any fees will be paid on final allocations only.

Our decision to issue our commitment is based on our independent investigation of the financial condition, creditworthiness, affairs and status of the Borrower as we have deemed appropriate and not in reliance on you or your affiliates, or any material or information provided to us by you or any of your affiliates, which, if so furnished, is hereby acknowledged by us to have been for informational purposes only and without representation or warranty by you or your affiliates. We acknowledge that you have no duty or responsibility, either initially or on a continuing basis, to provide us with any credit or other information with respect to the Borrower, whether such information came into your possession before we issued our commitment or at any time thereafter.

We acknowledge and agree that no secondary selling or offers to purchase will occur until such time as you declare the primary syndication to be complete. Syndication is complete upon the making of allocations by the arranger and the arranger freeing the facilities to trade. Furthermore, we represent that this commitment represents a commitment from our institution only, and does not in any way include a commitment or other arrangement from any other non-affiliated institution.

We understand that allocations may be made at your discretion. This letter shall be governed by the laws of the State of New York.

Yours sincerely,

By:	/s/ Richard C. Hardison
Name: Richard C. Hardison
Title: Managing Director

Phone: 704-688-1118

[KeyBank “key” logo]

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114

August 20th, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street, 14th Floor

Charlotte, NC 28255

Email: claire.biernacki@baml.com

Fax: 980.233.7472

Ladies and Gentlemen:

We refer to the Summary of Terms and Conditions for EnPro Industries (the “Borrower”) posted to SyndTrak as of July 2014. We are pleased to commit $100,000,000 to the $300,000,000 Senior Secured Revolver as referenced in the Summary of Terms and Conditions. We understand that final allocations will be at the discretion of Bank of America Merrill Lynch and the Borrower, and that any fees will be paid on final allocations only.

Our decision to issue our commitment is based on our independent investigation of the financial condition, creditworthiness, affairs and status of the Borrower as we have deemed appropriate and not in reliance on you or your affiliates, or any material or information provided to us by you or any of your affiliates, which, if so furnished, is hereby acknowledged by us to have been for informational purposes only and without representation or warranty by you or your affiliates. We acknowledge that you have no duty or responsibility, either initially or on a continuing basis, to provide us with any credit or other information with respect to the Borrower, whether such information came into your possession before we issued our commitment or at any time thereafter.

We acknowledge and agree that no secondary selling or offers to purchase will occur until such time as you declare the primary syndication to be complete. Syndication is complete upon the making of allocations by the arranger and the arranger freeing the facilities to trade. Furthermore, we represent that this commitment represents a commitment from our institution only, and does not in any way include a commitment or other arrangement from any other non-affiliated institution.

We understand that allocations may be made at your discretion. This letter shall be governed by the laws of the State of New York.

Sincerely,

/s/ Marcel Fournier
KEYBANK NATIONAL ASSOCIATION

By: Marcel Fournier

Title: Vice President

Phone: (216) 689-8310

[HSBC logo]

July 30th, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street, 14th Floor

Charlotte, NC 28255

Email: claire.biernacki@baml.com

Fax: 980.233.7472

Ladies and Gentlemen:

We refer to the Summary of Terms and Conditions for EnPro Industries (the “Borrower”) posted to SyndTrak as of July 2014. We are pleased to commit $50,000,000 (in words, Fifty Million) to the $300,000,000 Senior Secured Revolver as referenced in the Summary of Terms and Conditions. We understand that final allocations will be at the discretion of Bank of America Merrill Lynch and the Borrower, and that any fees will be paid on final allocations only.

Our decision to issue our commitment is based on our independent investigation of the financial condition, creditworthiness, affairs and status of the Borrower as we have deemed appropriate and not in reliance on you or your affiliates, or any material or information provided to us by you or any of your affiliates, which, if so furnished, is hereby acknowledged by us to have been for informational purposes only and without representation or warranty by you or your affiliates. We acknowledge that you have no duty or responsibility, either initially or on a continuing basis, to provide us with any credit or other information with respect to the Borrower, whether such information came into your possession before we issued our commitment or at any time thereafter.

We acknowledge and agree that no secondary selling or offers to purchase will occur until such time as you declare the primary syndication to be complete. Syndication is complete upon the making of allocations by the arranger and the arranger freeing the facilities to trade. Furthermore, we represent that this commitment represents a commitment from our institution only, and does not in any way include a commitment or other arrangement from any other non-affiliated institution.

Our commitment is subject to (i) our satisfaction with final documentation, (ii) review and approval by us of all information for “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act, and (iii) completion of any regulatory requirements.

We understand that allocations may be made at your discretion. This letter shall be governed by the laws of the State of New York.

Yours sincerely, HSBC Bank USA, N.A.

By:	/s/ Kirk J. Vogel
Name: Kirk J. Vogel
Title: Senior Vice President

Phone: 980 335 5108

HSBC—North America

550 South Tryon Street, 35th Floor, Suite #3520, Charlotte, NC 28202

[PNC logo]

Form of Commitment Letter

July 30, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street, 14th Floor

Charlotte, NC 28255

Email: claire.biernacki@baml.com

Fax: 980.233.7472

Ladies and Gentlemen:

We refer to the Summary of Terms and Conditions for EnPro Industries (the “Borrower”) posted to SyndTrak as of July 2014. We are pleased to commit $50,000,000 to the $300,000,000 Senior Secured Revolver as referenced in the Summary of Terms and Conditions. We understand that final allocations will be at the discretion of Bank of America Merrill Lynch and the Borrower, and that any fees will be paid on final allocations only.

Our decision to issue our commitment is based on our independent investigation of the financial condition, creditworthiness, affairs and status of the Borrower as we have deemed appropriate and not in reliance on you or your affiliates, or any material or information provided to us by you or any of your affiliates, which, if so furnished, is hereby acknowledged by us to have been for informational purposes only and without representation or warranty by you or your affiliates. We acknowledge that you have no duty or responsibility, either initially or on a continuing basis, to provide us with any credit or other information with respect to the Borrower, whether such information came into your possession before we issued our commitment or at any time thereafter.

We acknowledge and agree that no secondary selling or offers to purchase will occur until such time as you declare the primary syndication to be complete. Syndication is complete upon the making of allocations by the arranger and the arranger freeing the facilities to trade. Furthermore, we represent that this commitment represents a commitment from our institution only, and does not in any way include a commitment or other arrangement from any other non-affiliated institution.

We understand that allocations may be made at your discretion. This letter shall be governed by the laws of the State of New York.

Yours sincerely,

By:	/s/ Robert L. Spencer
Robert L. Spencer
Senior Vice President

The PNC Financial Services Group

4720 Piedmont Row Drive    Suite 200    Charlotte, North Carolina 28210

www.pnc.com

[Wells Fargo “block” logo]	Commercial Banking
MAC D1130-286
301 South Tryon Street
28th Floor
Charlotte, NC 28288

Form of Commitment Letter

July 30th, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street, 14th Floor

Charlotte, NC 28255

Email: claire.biernacki@baml.com

Fax: 980.233.7472

Ladies and Gentlemen:

We refer to the Summary of Terms and Conditions for EnPro Industries (the “Borrower”) posted to SyndTrak as of July 2014. We are pleased to commit $30,000,000 to the $300,000,000 Senior Secured Revolver as referenced in the Summary of Terms and Conditions. We understand that final allocations will be at the discretion of Bank of America Merrill Lynch and the Borrower, and that any fees will be paid on final allocations only.

Our decision to issue our commitment is based on our independent investigation of the financial condition, creditworthiness, affairs and status of the Borrower as we have deemed appropriate and not in reliance on you or your affiliates, or any material or information provided to us by you or any of your affiliates, which, if so furnished, is hereby acknowledged by us to have been for informational purposes only and without representation or warranty by you or your affiliates. We acknowledge that you have no duty or responsibility, either initially or on a continuing basis, to provide us with any credit or other information with respect to the Borrower, whether such information came into your possession before we issued our commitment or at any time thereafter.

We acknowledge and agree that no secondary selling or offers to purchase will occur until such time as you declare the primary syndication to be complete. Syndication is complete upon the making of allocations by the arranger and the arranger freeing the facilities to trade. Furthermore, we represent that this commitment represents a commitment from our institution only, and does not in any way include a commitment or other arrangement from any other non-affiliated institution.

We understand that allocations may be made at your discretion. This letter shall be governed by the laws of the State of New York.

Yours sincerely,

By:	/s/ J. Lance Walton
Name: J. Lance Walton
Title: Senior Vice President

Phone: 704-374-7132

Wells Fargo Bank, N.A.	[Wells Fargo “stagecoach” logo]